Exhibit 10.11

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE INDICATED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ODFI Originator Agreement

[FINAL]

The ODFI Originator Agreement (the "Agreement") dated as of March 19_, 2004 and is between NBO Systems, Inc. whose address is 3676 W. California Ave. Bldg. D, Salt Lake City, Utah 84104 ("Client") and BANKFIRST, whose address is 2600 W. 49th Street, Sioux Falls, South Dakota 57105 ("Bank").

RECITALS

(a) Bank is a member bank of the Federal Reserve Bank of Minneapolis and is a member of the Upper Midwest Automated Clearing House Association ("UMACHA"). Bank is in the business of establishing Settlement Accounts for the settlement of Automated Clearing House ("ACH") transactions.

(b) Client wishes to initiate Debit and Credit Entries by means of the Automated Clearing House Network pursuant to the terms of this Agreement and the rules of NACHA (the "Rules"), and the Bank is willing to act as an Originating Depository Financial Institution ("ODFI") with respect to such Entries.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I - DEFINITIONS

SECTION 1.1 Definitions

Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) "Entry" or "Entries" means the recording of a debit and/or a credit of a transaction.

(b) "Governmental Requirements" means collectively all statutes, codes, ordinances, laws, regulations, Rules, orders and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies and quasi-governmental agencies).

(c) "Mark" means the service marks and trademarks of a System and Bank, including but not limited to, the names and other distinctive marks or logos, which identify a System and Bank.

(d) "Membership" means the membership in a System and licensing rights

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thereto obtained by Bank.

(e) "Originator" means the party that creates an ACH item to be processed in the ACH system.

(f) "Processing Services" means those services, which are necessary to process an Entry in accordance with the Rules of any System and Regulatory Authority. Such services shall include but not be limited to: transaction authorization, processing, clearing and Settlement, System access, customer dispute resolution, System compliance, regulatory compliance, security and fraud control, and activity reporting.

(g) "Regulation E" means (i) the regulations, all amendments thereto and official interpretations thereof (12 C.F.R. Part 205) issued by the Board of Governors of the Federal Reserve System implementing Title IX (Electronic Funds Transfer Act) of the Consumer Credit Protection Act as amended (15 U.S.C. 1693 et. seq.), and (ii) the Electronic Funds Transfer Act and any amendments thereto.

(h) "Regulatory Authority" means, as the context requires, any System; the State of South Dakota; the Federal Deposit Insurance Corporation; the Federal Reserve Board; and any Federal or state agency having jurisdiction over Bank or Client.

(i) "Rules" means the by-laws and operating rules of any System, the published regulations of any Regulatory Authority including NACHA, any Federal or State statutes, and the published policies and procedures of Bank, as promulgated by Bank's Board of Directors in good faith to ensure the continued safety and soundness of Bank.

(j) "Settlement" means the movement of funds between Bank and System members in accordance with the Rules.

(k) "System" means Automated Clearing House (ACH), and/or any other card network system of transmitting Items and Settlement thereof.

ARTICLE II - GENERAL DESCRIPTION OF PROGRAMS

SECTION 2.1 Purpose

The purpose of this Agreement is to offer ACH processing functionality, as an alternative to traditional transfer of funds by credit cards, cash and paper checks. It is designed to offer consumers a convenient and secure payment mechanism.

ARTICLE III - DUTIES OF CLIENT

Client - BANKFIRST                                                                                             2

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SECTION 3.1 Marketing

Client shall, from time to time, promote and market ACH functionality to prospective customers. Except as may be agreed by the parties from time to time during the term of this Agreement, each party shall be responsible for its own costs and expenses associated with marketing of any ACH functionality under-this Agreement. Client has no authority to use any Marks unless Bank is appropriately identified. Bank shall have the right to approve or disapprove any marketing materials bearing Bank's name or any of its Marks prior to distribution or broadcast of such materials. Bank shall not delay or withhold its approval unreasonably.

SECTION 3.2 ACH File Transmission

Bank reserves the right to refuse service to any consumer and or Transaction that, in its opinion, presents excessive financial or reputation risk. Client shall transmit valid Standard Entry Class Codes CIE, COR, PPD, TEL, and WEB debit and credit Entries to Bank in compliance with the formatting/security and other requirements set forth in Schedule B. The total dollar amount of Entries transmitted by Client to Bank on any one day shall not exceed $500,000.00. On a quarterly basis during the term of this Agreement Bank and Client shall review the maximum dollar limit for the file of Entries and Bank shall, within two (2) business days of such determination to adjust the system to reflect the change. Both parties agree to act in good faith in determining a mutually agreed to dollar amount.

The limits in Section 3.2 shall apply to all Entries with the exception of the VISA Gift Card Program funding during the December calendar month. Bank and Client shall agree to a temporary increase in the maximum Entry directly resulting from Gift Card sales. In the event the temporary limit is insufficient to allow total funding, Bank will in its sole discretion review and approve or make the appropriate recommendation and advise Client accordingly.

SECTION 3.3 Accesses to Program Documents and Information

Bank shall have access to all information and documents it reasonably requests concerning the Client's processing and reporting of ACH Transactions in order to offer ACH connectivity.

SECTION 3.4 Audit

Bank shall have the right, during the term of this Agreement, upon reasonable notice and during normal business hours, to conduct a review of the books and records of the Client to determine or to verify the compliance of the Client with its obligations under this Agreement, including the payment of fees.

SECTION 3.5 Reserve Account

Client - BANKFIRST                                                                                             3

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Client shall own and maintain a demand deposit account ("Reserve Account") at the Bank. The Bank in its sole discretion may require Client to maintain at a minimum a balance in the Reserve Account equal to one days funding load request of the highest mall and/or merchant. Client is prohibited from sending Credit Entries relative to the VISA Gift Card Program. Client shall at all times maintain sufficient available funds in the Reserve Account to pay the amount of all Entries against Client, returned or reversed Entries, adjustment Entries, fees, and other amounts which Client is obligated to pay Bank under this Agreement. Bank in its sole discretion may require Client to have sufficient available funds in the Reserve Account to cover the amount of a credit Entry prior to Bank's transmittal of such Entry to an ACH. In the absence of such a requirement, Client shall be obligated to have such available funds in the Reserve Account on the Settlement Date with respect to such Entry. Bank in its sole discretion may defer any credit to the Reserve Account with respect to a debit Entry until it has received final settlement for such Entry. Any credit provided prior to that time shall be provisional and Bank shall have the right to immediate payment by Client upon Bank's receipt of notice that final settlement has not occurred. In addition, Bank shall have the right to payment by Client of the amount of any returned or rejected Entry for which Client has previously received credit upon its receipt by Bank. Bank may, without prior notice or demand, obtain payment of any amount due and payable to it by Client by initiating an ACH debit Entry against the Reserve Account, and may initiate an ACH credit Entry to the Reserve Account for any amount to which Client is entitled. If there are insufficient funds available in the Reserve Account to pay amounts Client owes Bank under the Agreement, Client shall pay any amounts due immediately upon demand, and Client agrees that Bank may debit any account maintained by Client with Bank or that Bank may set off against any amount it owes to Client, in order to obtain payment of Client's obligations. In its sole discretion, Bank has the right to suspend or terminate this Agreement if there are insufficient funds to cover transactions/fees pursuant to Section 9.2.

Entries transmitted by Bank or credited to Client Reserve Account maintained with Bank will be reflected on Client's periodic statement issued by Bank with respect to the Reserve Account pursuant to the Agreement between Bank and Client. Client agrees to notify Bank promptly of any discrepancy between Client's records and the information shown on any periodic statement. If Client fails to notify Bank of any discrepancy within sixty (60) days of receipt of a periodic statement containing such information for Consumer transaction or five (5) business days for a corporate transaction, Client agrees that Bank shall not be liable for any other losses resulting form Client's failure to give such notice or any loss of interest or any interest equivalent with respect to an Entry shown on such periodic statement. If Client fails to notify Bank of any such discrepancy within ninety (90) days of receipt of such periodic statement, Client shall be precluded from asserting such discrepancy against Bank.

SECTION 3.6 Monitoring

Client shall be responsible to monitor the ACH activity. Monitoring of transaction activity shall include, but not be limited to, activity trends, large dollar activity, returns (number and percentage), and multiple load transactions on a daily basis.

Client - BANKFIRST                                                                                             4

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SECTION 3.7 Reporting

When and as reasonably requested by Bank, Client shall promptly provide to Bank pertinent data and other information which may be in the possession of or available to Client concerning the transactions. Client shall make such data and other information available to Bank at Client's sole cost and expense.

SECTION 3.8 Warranty of Transactions

Client shall warrant all ACH transactions that are originated by Client.

SECTION 3.9 Notice of Change (NOC) Processing

Client shall process all NOC files/transactions within five (5) business days of receipt.

SECTION 3.10 Compliance with Security Procedure

Client shall comply with the security procedure requirements described in Schedule Bwith respect to Entries transmitted by Client to Bank. Client acknowledges that the purpose of such security procedure is for verification of authenticity and not to detect an error in the transmission or content of an Entry. No security procedure for the detection of any such error has been agreed upon between the Bank and Client.

Client is strictly responsible to establish and maintain the procedures to safeguard against unauthorized transmissions. Client warrants that no individual will be allowed to initiate transfers in the absence of proper supervision and safeguards, and agrees to take reasonable steps to maintain the confidentiality of the security procedures and any passwords, codes, security devices and related instructions provided by Bank in connection with the security procedures described in Schedule B. If Client believes or suspects that any such information or instructions have been discovered or accessed by unauthorized persons, Client agrees to notify Bank immediately followed by written confirmation. The occurrence of unauthorized access will not affect any transfers made in good faith by Bank prior to receipt of such notification and within a reasonable time period to prevent unauthorized transfers.

If an Entry (or a request for cancellation or amendment of an Entry) received by Bank purports to have been transmitted or authorized by Client, it will be deemed effective as Client's Entry (or request) and Client shall be obligated to pay Bank the amount of such Entry even though the Entry (or request) was not authorized by Client, provided Bank accepted the Entry in good faith and acted in compliance with the security procedures referred to in Schedule B with respect to such Entry.

If an Entry (or request for cancellation or amendment of an Entry) received by Bank was transmitted or authorized by Client, Client shall pay Bank the amount of the

Client - BANKFIRST                                                                                             5

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Entry, whether or not Bank complied with the security procedures referred to in Schedule B with respect to that Entry and whether or not that Entry was erroneous in any respect or that error would have been detected if Bank had complied with such procedure.

SECTION 3.11 Data Retention

Client shall retain data on file adequate to permit remaking of Entries for ninety (90) days following the date of their transmittal by Bank as provided herein, and shall provide such Data to Bank upon its request. Client shall retain any data regarding transactions processed pursuant to this agreement for a minimum of six (6) years.

SECTION 3.12 Evidence of Authorization

Client shall obtain all consents and authorizations required under the Rules and shall retain such consents and authorization for two years after they expire.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties Client

Client represents and warrants to Bank as follows:

(a)        This Agreement is valid, binding and enforceable against Client in accordance with its terms.

(b)        Client is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is authorized to do business in each state in which the nature of Client's activities makes such authorization necessary.

(c)        Client has the full power and authority to execute and deliver this Agreement and to perform all its obligations under this Agreement. The provisions of this Agreement and the performance by Client of its obligations under this Agreement are not in conflict with Client's Articles of Incorporation, bylaws or any other agreement, contract, lease or obligation to which Client is a party or by which it is bound.

(d)        Neither Client nor any principal of Client has been subject to the following:

(i)        Criminal conviction (except minor traffic and other petty offenses);

(ii)        Federal or state tax lien;

(iii)       Administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any state securities regulatory authority, Federal Trade commission, federal or state bank regulator, or any other state or federal regulatory agency; or

Client - BANKFIRST                                                                                             6

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(iv)        Restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of Client or any principal thereof.

For this subparagraph, the word "principal" shall include any person directly or indirectly owning ten percent (10%) or more of Client, any officer or director of the Client, or any person actively participating in the control of Client's business.

(e)        There is not pending or threatened against Client, any litigation or proceeding, judicial, tax or administrative, the outcome of which might materially adversely affect the continuing operations of Client. Attached to this Agreement is a list and brief description of all pending lawsuits in which Client is a party.

(f)        Client has delivered to Bank complete and correct copies of its balance sheets and related statements of income and cash flow. Client's financial statements, subject to any limitation stated therein, which have been or which hereafter will be furnished to Bank to induce it to enter into this Agreement do or will fairly represent the financial condition of the Client, and all other information, reports and other papers furnished to Bank will be, at the time the same are furnished, accurate and complete in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter. The financial statements are in accordance with the books and records of Client were prepared in accordance with generally accepted accounting principles ("GAAP") as in effect from time to time in the United States, as consistently applied, and in accordance with all pronouncements of the Financial Accounting Standards Board. The Bank will make available a standard financial package that it provides its key vendors in accordance with its other practices.

(g)        Client agrees that at Bank's sole discretion, Bank, its authorized representatives, or agents and any government entity with regulatory or supervisory authority over Bank (collectively "the Auditing Party"), shall have the right to inspect, audit, and examine all of Client's facilities, records and personnel relating to the functionality described in this Agreement at any time during normal business hours upon reasonable notice. The Auditing Party shall have the right to make abstracts from Client's books, accounts, data, reports, papers, and computer records directly pertaining to the subject matter of this Agreement, and Client shall make all such facilities, records, personnel, books, accounts, data, reports, papers, and computer records available to the Auditing Party for the purpose of conducting such inspections and audits.

SECTION 4.2 Representations and Warranties Bank

Bank represents and warrants to Client as follows:

(a) This Agreement is valid, binding and enforceable against Bank in accordance with its terms.

Client - BANKFIRST                                                                                             7

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(b)        Bank is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota and is authorized to do business in each state in which the nature of Bank's activities makes such authorization necessary.

(c)        Bank has the full power and authority to execute and deliver this Agreement and to perform all its obligations under this Agreement. The provisions of this Agreement and the performance by Bank of its obligations under this Agreement are not in conflict with Bank's Articles of Incorporation, bylaws or any other agreement, contract, lease or obligation to which Bank is a party or by which it is bound.

(d)        There is not pending or threatened against Bank, any litigation or proceeding, judicial, tax or administrative, the outcome of which might materially adversely affect the continuing operations of Bank.

ARTICLE V - COVENANTS SECTION

SECTION 5.1 Covenants of Client

Client covenants and agrees with Bank as follows:

(a) It will comply with all applicable laws, the Rules and any rules, orders and regulations issued by the Regulatory Authorities that relate to the matters and transactions contemplated by this Agreement. In particular, Client will comply with the applicable requirements of: the U.S. PATRIOT Act, including Section 326 Customer Identification Programs; Gramm-Leach-Bliley Act (GLBA) including the Privacy Rules and Regulation P; and the Office of Foreign Asset Control (OFAC) directives.

(b) It will promptly give written notice to Bank of any material adverse change in the business, properties, assets, operations or condition, financial or otherwise, of Client and any pending, or a threat of, litigation involving a sum of $50,000 or more and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Client.

(c) As soon as possible, and in any event within 90 days after the end of Client's fiscal year, commencing January 1, 2004, it will provide Bank with its audited balance sheets and related statements of income and cash flow and all notes and schedules thereto as of the end of such period.

(d) All consumer complaints received by Client, relating to the ACH functionality or its use, will be immediately reported to Bank. Such report shall include the name and address of the complaining consumer and a brief summary of the consumer's complaint.

(e) Client will not, without Bank's prior consent, solicit consumers through the use of any party who is not directly employed by and under the immediate supervision and

Client - BANKFIRST                                                                                             8

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control of Client and its affiliates.

SECTION 5.2 Covenants of Bank

Bank covenants and agrees with Client as follows:

(a) It will comply with all applicable laws, the Rules and any rules, orders and regulations issued by the Regulatory Authorities that relate to the matters and transactions contemplated by this Agreement. In particular, Bank will comply with the applicable requirements of: the U.S. PATRIOT Act, including Section 326 Customer Identification Programs; Gramm-Leach-Bliley Act (GLBA) including the Privacy Rules and Regulation P; and the Office of Foreign Asset Control (OFAC) directives.

(b) It will promptly give written notice to Client of any material adverse change in the business, properties, assets, operations or condition, financial or otherwise, of Bank and any pending, or a threat of, litigation involving a sum of $50,000 or more and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Bank.

(c) All consumer complaints received by Bank, relating to the ACH functionality or its use, will be immediately reported to Client. Such report shall include the name and address of the complaining consumer and a brief summary of the consumer's complaint.

ARTICLE VI - DUTIES OF BANK

SECTION 6.1 Sponsorship Certification and Administrative Fees

Bank shall be responsible for any annual membership fees relating to Bank Membership with any System.

SECTION 6.2 Memberships in System

Bank shall retain its Membership in System in good standing and shall abide in all material respects by all the Rules and regulations applicable to Bank; provided, however, that Bank shall not be obligated to maintain such Membership. If Bank elects to terminate its membership in any System, or if a System elects to terminate Bank's Membership in spite of Bank's compliance with the applicable Rules, Bank shall give notice to Client as soon after it provides notice to or receives notice from the System according to the Rules.

SECTION 6.3 Notices

        Bank shall deliver to Client a copy of all material notices or correspondence that it receives from any System, or any other third party, relating to this agreement, within five (5) business days of receipt of such notice or correspondence.

Client - BANKFIRST                                                                                             9

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SECTION 6.4 Processing Services

Bank shall provide for the processing of Entries received from Client to conform to the requirements set forth in this Agreement. Bank shall provide for transmitting of such Entries as an ODFI to the Federal Reserve System or through the use of an ACH Client Sender. Bank shall settle for such Entries as provided in the Rules.

Bank shall provide for the processing of the Entries as defined in Schedule B provided that the file was received on time, the Federal Reserve Bank is open for business, and the effective entry date is stated. If any of the requirements are not met in this Section 6.4, Bank shall use reasonable efforts to transmit such Entries to the ACH by the next deposit deadline of the ACH following that specific in Schedule B which is a business day and a day on which the ACH is open for business.

Bank shall not cancel or amend an Entry after it is delivered to Bank. Bank shall use reasonable efforts to act on a request by Client for reversal of a file of Entries according to the Rules; provided that Bank shall not be liable for interest or loses if such reversal is not effected. Any request by Client for reversal of a file of Entries must comply with the Delivery Requirements and Security Procedures as defined in Schedule B. Client shall reimburse Bank for any expenses, losses, or damages Bank may incur in effecting or attempting to effect Client's request for the reversal of a file of Entries. Bank is entitled to payment from Client in the amount of any such reversal of a debit file of Entries prior to acting on any request thereof.

SECTION 6.5 Error Resolution and Rejection of Entries

Bank shall be responsible to investigate all errors identified by the Client. Bank may reject any Entry which does not comply with requirements of Section 3.2 and Section 3.10 or which contains an Effective Entry Date more than three (3) days after the business day such Entry is received by Bank. Bank may reject an On-Us Entry for any reason for which an Entry may be returned under the Rules. Bank may reject an Entry if Client has failed to comply with its Reserve Account balance obligations under Section 3.5. Bank may reject any entry if Client does not adhere to security procedures as described in Schedule B. Bank shall notify Client by telephone, e-mail, or any other mutually agreed to means not later than the next business day after the effective Entry date. Notices of rejection shall be effective when given. Bank shall have no liability to Client by reason of the rejection of any such Entry or the fact that such notice is not given at an earlier time than that provided for herein.

SECTION 6.6 File Return Notification

Bank will provide for the notification to Client either by telephone, electronically, or as otherwise agreed about the return of a file. Notification will be made within one (1) business day of receipt of such an Entry or File. Bank shall use its best efforts to provide for notification to Client on the date of the receipt but will have no obligation to reexecute

Client - BANKFIRST                                                                                             10

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or take other action with respect to a returned Entry or File. Notices of the return of a file shall be effective when given. Bank shall have no liability to Client by reason of the return of any such Entry or the fact that such notice is not given at an earlier time than that provided for herein.

SECTION 6.7 Tapes and Records

All magnetic tapes, Entries, security procedures and related records used by Bank for transactions contemplated by this Agreement shall be and remain Bank's property. Bank may, at its sole discretion, make available such information upon Client's request. Ay expenses incurred by Bank in making such information available to Client shall be paid by Client.

SECTION 6.8 On-Us Entries

Except as provided in this Section 6.8, in the case of an Entry received for credit to an account maintained with Bank (an "On-Us Entry"), Bank shall credit the Client's Reserve Account in the amount of such Entry on the Effective Entry Date contained in such Entry, provided the requirements set forth in Section 6.4 are met. If these requirements are not met, Bank shall use reasonable efforts to credit the Client Reserve Account in the amount of such Entry no later than the next business day following such Effective Entry Date.

ARTICLE VII - COMPENSATION AND EXPENSES

SECTION 7.1 Expenses of Bank

Bank shall be solely responsible for the following expenses:

Except as otherwise provided in this Agreement, all annual Membership fees related to Bank's license with and Membership in any System utilized by the ACH processing, and any fees and penalties assessed by any such System or Regulatory Authority due to Bank's actions or of any third party retained by Bank.

SECTION 7.2 Compensation of Bank

Client shall pay Bank the charges for the services provided in connection with this Agreement, as set forth in Schedule A. All fees and services are subject to change upon 30 calendar days' prior written notice from Bank to Client. Such charges do not include and Client shall be responsible for payment of, any sales, use, excise, value added, utility or other similar taxes relating to such services, and any fees or charges provided for in the agreement between Bank and Client with respect to the Reserve Account.

SECTION 7.3 Expenses of Client

Client - BANKFIRST                                                                                             11

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Client shall be solely responsible for the following:

(a) Advertising and other expenses associated with the marketing of ACH functionality or membership plans to its consumers or prospect base or any party under its control or any party for which it is providing services.

(b) All fines and penalties assessed by any Regulatory Authority due to Client's actions, inactions, or omissions.

(c) All expenses associated with and losses from non-sufficient fund payment requests, consumer fraud, or any other transactions initiated by the consumer where funds are not available and cash was provided/distributed to the consumer by Client.

(d) All fees assessed by Bank for exceeding the error tolerance levels on files transmitted for ACH processing.

ARTICLE VIII - LIMITATION OF LIABILITY

SECTION 8.1 No Special Damages

Neither party shall be liable to the other for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such party has knowledge of the possibility of such damages provided, however, that the limitations set forth in this Section shall not apply to or in any way limit the indemnity obligations under this Agreement.

SECTION 8.2 Disclaimers of Warranties

Bank specifically disclaims all warranties of any kind, express or implied, arising out of or related to this Agreement, including without limitation, any warranty of marketability, fitness for a particular purpose or non-infringement, each of which is hereby excluded by agreement of the parties.

SECTION 8.3 Liabilities of Client for System and Regulatory Claims

Client shall be liable to Bank for any and all liabilities and every loss, claim, demand, and cause of action (including, without limitation, the cost of investigating the claim, the cost of litigation and reasonable attorneys' fees, whether or not legal proceedings are instituted and whether paid or incurred, as the case may be) as a result of Client's failure to comply with the Rules or applicable Regulatory Authority.

Client - BANKFIRST                                                                                             12

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ARTICLE IX - TERM OF PROGRAMS AND AGREEMENT

SECTION 9.1 Term and Termination of Agreement Without Cause

The term of this Agreement shall commence on the Effective Date and continue for three (3) years (the "Initial Term") from the first day that Processing Services are actually provided for by Bank unless terminated earlier as provided below. After the Initial Term, the Agreement shall automatically extend for additional periods of one year each (a "Renewal Term"). During a Renewal Term, either party may terminate this Agreement for any reason by providing written notice to the other at least 120 days in advance of termination or as provided below.

SECTION 9.2 Termination of Agreement For Cause

(a) Either Bank or Client shall have the right to terminate this Agreement upon occurrence of one or more of the following events:

(i) Failure by the other party to observe or perform, in any material respect, that party's obligations to the other party hereunder, so long as the failure is not due to the actions or failure to act of the terminating party, but only if the failure continues for a period of (A) thirty (30) days after the non-performing party receives written notice from the other party specifying the failure in the case of a failure not involving the payment of money, or (B) ten (10) days after the non-performing party receives written notice from the other party specifying the failure in the case of a failure to pay any amount then due hereunder, provided, however, that Bank, in its sole discretion, may terminate this Agreement without such a cure period if a substantially similar material failure has previously occurred;

(ii) In the event any financial statement, representation, warranty, statement or certificate furnished to it by the other party in connection with or arising out of this Agreement is materially adverse to the terminating party and intentionally untrue as of the date made or delivered.

(iii) The other party (A) voluntarily commencing any proceeding or filing any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (B) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets, (C) making a general assignment for the benefit of creditors, or (D) taking corporate action for the purpose of effecting any of the foregoing; or

(iv) The commencement of an involuntary proceeding or the filing of an involuntary proceeding or the filing of an involuntary petition in a court of competent jurisdiction seeking (A) relief in respect of the other party, or of a substantial part of its property or assets under Title of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar

Client - BANKFIRST                                                                                             13

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law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar office for the other party or for a substantial part of its property or assets, or (C) the winding up or liquidation, of the other party, if such proceeding or petition shall continue un-dismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days.

(v) Upon any change to or enactment of any law or regulation which would have a material adverse effect upon the processing described in this Agreement.

(vi) Violation of any federal or state law relating to the performance of this Agreement.

(vii) Upon direction from any Regulatory Authority to cease or materially limit performance of the obligations under this Agreement.

SECTION 9.3 Survivals of Payments and Survival of Obligations Upon Termination of Agreement

This Agreement shall continue in full force and Bank shall continue to provide the services currently then being provided until such time as all transactions are so processed, but in no event exceeding ninety (90) days from notice of cancellation. If such termination is made by Bank pursuant to Section 9.2, Bank will be entitled to withhold and pay directly all processing expenses from processing revenues including the costs of servicing the existing customers by a servicing organization reasonably selected by Bank. In such event, Bank shall have no further obligation to accept transactions from Client.

Any termination of this Agreement shall not affect any of Bank's rights and Client's obligations with respect to Entries initiated by Client prior to such termination, or the payment obligations of Client with respect to services performed by Bank prior to termination, or any other obligation that survive termination of this Agreement.

SECTION 9.4 Liquidated Damages

The Parties agree that the pricing under this Agreement was determined by mutual agreement based upon certain assumed volumes of processing activity and the length of the Term of this Agreement.

The Parties further agree that it would be difficult or impossible to ascertain Bank's actual damages for a termination or other breach of this Agreement by Client resulting in a termination of this Agreement before the end of the Term. The Parties further agree the Bank is entitled to : (i) all fees earned but not paid prior to the date of termination, (ii) any direct costs incurred as a result of the termination, deconversion and/or change-over; and (iii) depending on the Agreement, an amount equal to: (x) the contract minimum, if

Client - BANKFIRST                                                                                             14

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applicable; (y) 50% of the annual minimum for each full year remaining in the Agreement, prorated for partial years remaining; or (z) 50% of an average monthly fee, calculated by Bank by selecting and averaging any three consecutive months, multiplied by the number of months remaining in the Agreement. Client agrees this is a reasonable estimation of the actual damages Bank would suffer if Bank did not receive the expected benefits to be derived from this Agreement for the full Term.

Each Party acknowledges and agrees, after taking into account the terms of this Agreement and all relevant circumstances at the date hereof, that the Liquidated Damages payable under this Section 9.4 represents a reasonable and genuine pre-estimate of the damages which would be suffered by Bank in the event of early termination of this Agreement and does not constitute a penalty.

Nothing in this Agreement shall limit the right of any party to this Agreement to seek injunctive relief, to the extent available, with respect to breaches of this Agreement.

ARTICLE X - CONFIDENTIALITY

SECTION 10.1 Confidential Information

The term "Confidential Information" shall mean this

 Agreement and all proprietary information, data, trade secrets, business information and other information of any kind whatsoever which (a) a party ("Discloses") discloses, in writing, orally or visually, to the other Party ("Recipient") or to which Recipient obtains access in connection with the negotiation and performance of this Agreement, and which (b) relates to (i) the Discloser, (ii) in the case of Client, Bank and its customers and or associates, or (iii) Consumers who have made confidential or proprietary information available to Client. The definition of Confidential Information shall include Customer Information as described below.

SECTION 10.2 Customer Information

Client acknowledges that Bank has a responsibility to its customers to keep information about its customers and their accounts strictly confidential and Bank acknowledges that Client has a responsibility to its consumers to keep their information strictly confidential (collectively, "Customer Information"). In addition to the other requirements set forth in this Section regarding Confidential Information, Customer Information shall also be subject to the additional restrictions set forth in this Subsection. The Recipient shall not disclose or use Customer Information other than to carry out the purposes for which the Discloser or one of its affiliates disclosed such Customer Information to Recipient. Recipient shall not disclose any Customer Information other than on a "need to know" basis and then only to: (a) affiliates of Discloser; (b) its employees or officers; (c) affiliates of Recipient provided that such affiliates shall be restricted in use and redisclosure of the Customer Information to the same extent as Recipient; (d) to carefully selected subcontractors provided that such subcontractors shall

Client - BANKFIRST                                                                                             15

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have entered into a confidentiality agreement no less restrictive than the terms hereof; (e) to independent contractors, agents, and consultants hired or engaged by Recipient, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section; or (f) pursuant to the exceptions set forth in 15 USC 6802(e) and accompanying regulations which disclosures are made in the ordinary course of business. The restrictions set forth herein shall apply during the term and after the termination of this Agreement.

Each Party must comply with all federal and state privacy laws.

SECTION 10.3 Disclosure to Employees and Agents.

Each of the Parties, as Recipient, hereby agrees on behalf of itself and its employees, officers, affiliates and subcontractors that Confidential Information will not be disclosed or made available to any person for any reason whatsoever, other than on a "need-to-know basis" and then only to: (a) its employees and officers; (b) subcontractors and other third-parties specifically permitted under this Agreement, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section; (c) independent contractors, agents, and consultants hired or engaged by Bank, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section; and (d) as required by law or as otherwise permitted by this Agreement, either during the term of this Agreement or after the termination of this Agreement. Prior to any disclosure of Confidential Information as required by law, the Recipient shall (i) notify the Discloser of any, actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated, and (ii) cooperate with the Discloser's reasonable, lawful efforts to resist, limit or delay disclosure. Nothing in this Section shall require any notice or other action by Bank in connection with request or demands for Confidential Information with request by bank examiners.

SECTION 10.4 Return of Materials

Upon the termination or expiration of this Agreement, or at any time upon the request of a Party, the other Party shall return all Confidential Information, including Customer Information, in the possession of such Party or in the possession of any third Party over which such Party has or may exercise control.

SECTION 10.5 Exceptions

With the exception of the obligations related to Customer Information, the obligations of confidentiality in this Section shall not apply to any information which a party rightfully has in its possession when disclosed to it by the other party, information which a party independently develops, information which is or becomes known to the public other than by breach of this Section or information rightfully received by a party from a third party without the obligation of confidentiality.

Client - BANKFIRST                                                                                             16

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SECTION 10.6 Media Releases

All media releases, public announcements and public disclosures by either party, or their representatives, employees or agents, relating to this Agreement or the name or logo of either Party, any Bank affiliate or supplier, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing party, shall be coordinated with and approved by the other party in writing prior to the release thereof.

ARTICLE XI - INSURANCE

SECTION 11.1 Insurance

Each party shall maintain, throughout the term of this Agreement, appropriate comprehensive general liability insurance policies (which shall include contractual liability), the limit of which shall be no less than a combined single limit of $1,000,000 per occurrence for bodily injury and property damage.

ARTICLE XII - GENERAL PROVISIONS

SECTION 12.1 Indemnification

(a) Client covenants and agrees to indemnify and hold harmless Bank, its parent, subsidiaries or affiliates, and their respective officers, directors, employees and permitted assigns, as such, against any direct losses or expenses arising from any legal action, claim, demand or proceedings brought against any of them as a result of any misrepresentation, breach of warranty or failure to fulfill a covenant of this Agreement on the part of Client, any act or omission of Client or its providers which violates any law, by-laws or Governmental Requirements, or any claim relating to obligations owed to or by Client or any third party retained by it; provided, that this provision shall not apply if such claim arises out of (i) an act of fraud, embezzlement or criminal activity by Bank, (ii) negligence, willful misconduct or bad faith by Bank, or (iii) the failure of Bank to comply with, or to perform its obligations under, this Agreement

(b) Bank covenants and agrees to indemnify and hold harmless Client and its parent, subsidiaries or affiliates, and their respective officers, directors, employees, and permitted assigns, as such, against any direct losses or expenses arising from any legal action, claim, demand, or proceedings brought against any of them as a result of any misrepresentation, breach of warranty or failure to fulfill a covenant of this Agreement on the part of Bank, any act or omission of Bank or its providers which violates any law, by-laws or Governmental Requirements, or any claim relating to obligations owed to or by Bank or any third party retained by it (except to the extent that Client has agreed to fulfill such obligation under this Agreement); provided, that this provision shall not apply if such claim arises out of (i) an act of fraud, embezzlement or criminal activity by Client or its representatives, (ii) negligence, willful misconduct or bad faith by Client or its

Client - BANKFIRST                                                                                             17

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representatives, or (iii) the failure of Client or its representatives to comply with, or to perform its obligations under, this Agreement.

(c) If any claim or demand is asserted against any party or parties (individually or collectively, the "Indemnified Party") by any person who is not a party to this Agreement in respect of which the Indemnified Party may be entitled to indemnification under the provisions of subsections (a) or (b) above, written notice of such claim or demand shall promptly be given to any party or parties (individually or collectively, the "Indemnifying Party") from whom indemnification may be sought. The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) days of its receipt of the notice of the claim or demand, to assume the entire control (subject to the right of the Indemnified Party to Participate at the Indemnified Party's expense and with counsel of the Indemnified Party's choice) of the defense, compromise or settlement of the matter, including, at the Indemnifying Party's expense, employment of counsel of the Indemnifying Party's choice. If the Indemnifying Party gives notice to any Indemnified Party that the Indemnifying Party will assume control of the defense, compromise or settlement of the mailer the Indemnifying Party will be deemed to have waived all defenses to the claims for indemnification by the Indemnified Party with respect to that matter. Any damages to the assets or business of the Indemnified Party caused by a failure of the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner, after the indemnifying Party has given notice that it will assume control of the defense, compromise or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.

(d) The provisions of this Section 12.1 and of Section 12.2 shall survive termination or expiration of this Agreement.

SECTION 12.2 Disclosure

(a) Each party shall promptly notify the other of any action, suit, proceeding, facts and circumstances, and the threat of reasonable prospect of same, which might give rise to any indemnification hereunder or which might materially and adversely affect either party's ability to perform this Agreement.

(b) Each party represents and warrants to the other that it has no knowledge of any pending or threatened suit, action, arbitration or other proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against it or any of its affiliates or any officer, director, or employee which has not been previously disclosed in writing and which would materially and adversely affect its financial condition, or its ability to perform this Agreement.

SECTION 12.3 Legal Compliance

Each party represents and warrants to the other that it is familiar with the requirements of all applicable consumer protection laws applicable to it which relate to the

Client - BANKFIRST                                                                                             18

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Program and its obligations hereunder, and agrees that it will comply, in all material respects, with all such laws and regulations and all other applicable laws and regulations relating to its activities under this Agreement, now and in the future.

SECTION 12.4 Relationship of Parties

Bank and Client agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed, nor shall it cause, Bank and Client to be treated as partners, joint ventures, or otherwise as joint associates for profit.

SECTION 12.5 Regulatory Examinations and Financial Information

Client agrees to submit to any examination which may be required by any Regulatory Authority with audit and examination authority over Bank, to the fullest extent of such Regulatory Authority. Client shall also provide to Bank any information, which may be required by any Regulatory Authority in connection with their audit or review of Bank or the Program and shall reasonably cooperate with such Regulatory Authority in connection with any audit or review of Bank. Client shall furnish Bank, at Client expense, with audited financial statements prepared by a certified public accountant. Client shall also provide such other information as Bank, Regulatory Authorities, or the System may from time to time reasonably request with respect to the financial condition of Client and such other information as Bank may from time to time reasonably request with respect to third parties contracted with Client.

SECTION 12.6 Governing Law

This Agreement shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the State of South Dakota. Each Party hereby submits to the jurisdiction of the courts of such state, and waives any objection to venue with respect to actions brought in such courts.

SECTION 12.7 Severability

In the event that any part of this Agreement is deemed by a court, Regulatory Authority, or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.

SECTION 12.8 Survival

All representations and warranties herein shall survive any termination or

Client - BANKFIRST                                                                                             19

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expiration of this Agreement.

SECTION 12.9 Successors and Third Parties

Except as limited by Section 12.10, this Agreement and the rights and obligations hereunder shall bind, and inure to the benefit of the parties and their successors and permitted assigns.

SECTION 12.10 Assignments

The rights and obligations of Client under this Agreement are personal and may not be assigned either voluntarily or by operation of law, without prior written consent from Bank.

SECTION 12.11 Notices

All notices, requests and approvals required by this Agreement shall be in writing addressed/directed to the other party at the address and facsimile set forth below, or at such other address of which the notifying party hereafter receives notice in conformity with this section. All such notices, requests, and approvals shall be deemed given upon the earlier of receipt of facsimile transmission during the normal business day or actual receipt thereof. All such notices, requests and approvals shall be addressed to the attention of:

Bank to: BANKFIRST

2600 W. 49th' Street
Sioux Falls, SD 57105
Attention: General Counsel
Facsimile Number: (480) 308-5102

Client to:

NBO Systems, Inc.

3676 W. California Ave., Bldg.D

Salt Lake City, UT 84104

Attention: CEO

Facsimile Number: (801) 973-4188

Tax Identification Number: 55-0795927

SECTION 12.12 Waivers

Neither party shall be deemed to have waived any of its rights, power, or remedies hereunder except in writing signed by an authorized agent or representative of the party to be charged. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of the other party to be performed or complied with. The waiver by either party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Client - BANKFIRST                                                                                             20

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SECTION 12.13 Entire Agreement; Amendments

This Agreement constitutes the entire Agreement between the parties and supersedes all prior Agreements, understandings, and arrangements, oral or written, between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

SECTION 12.14 Counterparts

This Agreement may be executed and delivered by the parties in counterpart, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

SECTION 12.15 Disputes

(a) Duty to Notify. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a "Dispute"), the party raising such Dispute shall notify the other promptly and no later than sixty (60) days from the date of its discovery of the Dispute. In the case of a Dispute relating to account or transaction statements or similar matter, the failure of a party to notify the other party of such Dispute within sixty (60) days from the date of its receipt shall result in such matter being deemed undisputed and accepted by the party attempting to raise such Dispute.

(b) Cooperation to Resolve Disputes. The parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.

(c) Arbitration. Any Dispute which cannot otherwise be resolved as provided in paragraph (b) above shall be resolved by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof. The arbitration tribunal shall consist of a single arbitrator mutually agreed upon by the parties, or in the absence of such agreement within 30 days from the first referral of the dispute to the American Arbitration Association, designated by the American Arbitration Association. The place of arbitration shall be Sioux Falls, South Dakota, unless the parties shall have agreed to another location within 15 days from the first referral of the dispute to the American Arbitration Association. The arbitral award shall be final and binding. The parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance: (i) to compel arbitration, (ii) to obtain interim measures of protection prior to or pending arbitration, (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or

Client - BANKFIRST                                                                                             21

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confidential information, and (iv) to enforce any decision of the arbitrator, including the final award. In no event shall either party be entitled to punitive, exemplary or similar damages.

(d) Confidentiality of Proceedings. The arbitration proceedings contemplated by this Section shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by any laws or regulations.

SECTION 12.16 Limitation of Liability

Neither Client, the Bank nor any of their respective directors, officers, employees, agents, representatives or controlling persons shall be liable for any action taken or for refraining from taking any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect Client or Bank against any breach of their respective representations, warranties or covenants made herein, or against any specific liability imposed pursuant hereto, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties hereunder. Client and Bank may rely in good faith on any document, electronic file or other electronic or telephonic communication of any kind, which appears bona fide, submitted by any appropriate person respecting any matters arising hereunder.

IN WITNESS WHEREOF, this Agreement is executed by the parties' authorized officers or representatives and shall be effective as of the date first above written.

Client	BANKFIRST
By: /s/ C. Foley	By: /s/ [illegible signature]
Title: CFO	Title: SVP
Dates: 3/19/04

Client - BANKFIRST                                                                                             22

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Schedule A

BANKFIRST SERVICES AND FEES
Standard Service Items	Fee
Set Up fee	[ * * *
Monthly Maintenance Fee	* * *
File Processing Fee	* * *
Monthly Transaction Fee [ * * * ]	* * *
Return ACH Transaction Fee	* * *
Return File from Federal Reserve Fee	* * *
Request to Reverse or Reject File	* * *
Exception File Runs	* * *
Investigation/Research Services	* * *
Professional Services	* * * ]

Client - BANKFIRST                                                                                            23

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Schedule B

ACH File Requirements and File Processing Schedule

Bank Transmission Location

All file of Entries generated by Client must be transmitted to Bank.

Security Procedures

Bank requires the file of Entries being transmitted to comply with the industry standard security standards which at a minimum will be 128-bit, triple DES (Data Encryption Standard).

File Process Timing

(a) The Client will provide the file(s) of Entries to the Bank at least one day prior to the settlement date..

(b) The Bank operates under a "continuous balancing" mode which means they can accept a file of Entries from Client ongoing.

(c) The Bank will transmit all approved files of Entries to the Federal Reserve for immediate settlement at 11 AM. CST. Immediate settlement occurs at 5 p.m. CST. Debit files transmitted after 11 AM CST will be automatically settled the following day.

Client - BANKFIRST                                                                                             24

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